EXHIBIT 99.4

FOR IMMEDIATE RELEASE

May 7, 2004	Contact: Robin Schoen 215-504-2122

Ramp Announces Shattuck Hammond Partners As Financial Advisor For LifeRamp Subsidiary

New York, NY - Ramp Corporation [AMEX:RCO] announced today that it has hired New York investment bank Shattuck Hammond Partners to serve as its financial advisor in the structuring and capitalization of its wholly-owned subsidiary, LifeRamp Family Financial, Inc. (“LifeRamp”).  New York based, Shattuck Hammond Partners is a leading financial and investment advisor to the healthcare industry.

LifeRamp intends to provide financial assistance to a large subset of individuals with cancer and their families, by letting them establish lines of credit against the face value of their qualifying life insurance policies, at reasonable rates.  LifeRamp's LivingChoice program is scheduled to become available in many states during the third quarter of 2004.

Shattuck Hammond has identified more than 20 potential lenders and other capital sources to finance LifeRamp's loan portfolio.  After a qualification and bidding process, Ramp will select its financial institution in the early fall.

Shattuck Hammond Partners is a full-service investment bank serving the healthcare industry, with a particular focus on the hospital, physician practice, managed care, ancillary services, long-term care and assisted living, and healthcare information technology sectors.  Our professional staff of 40 investment bankers is one of the largest and most experienced groups on Wall Street dedicated to healthcare.  Through offices in New York, San Francisco, Atlanta and Chicago, Shattuck Hammond Partners provides municipal and corporate finance services to healthcare providers and payers nationwide, including strategic advisory and capital planning services; valuations and fairness opinions; merger and acquisition advisory services; private placements of debt and equity; underwriting and trading.

Ramp Corporation is the parent company of HealthRamp, Inc. and OnRamp. HealthRamp's CarePoint™ and CareGiver™ products enable communication of high value-added healthcare information among healthcare providers and a wide range of medical services providers and product vendors.  OnRamp provides a state of the art telecommunications center that enables 24/7 communications between a medical practice and its patients.  Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

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         Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base,  the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.